Exhibit 10.4
Hydrofarm Holdings Group, Inc.
Amended and Restated Non-Employee Director Compensation Policy

The Board of Directors of Hydrofarm Holdings Group, Inc. (the “Company”) has approved the following Amended and Restated Non-Employee Director Compensation Policy (this “Policy”). The Policy is to apply to all non-employee directors of the Company. In exchange for their service, each director will be eligible for the following annual cash compensation, cash compensation for service on the Committees of the Board of Directors and equity compensation, including an initial equity awards and annual equity awards, as set forth in this Policy:
Application
This Policy shall apply to each director of the Company who is not an employee of, or consultant to, the Company or any Affiliate. “Affiliate” means a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.
Annual Cash Compensation
•Each non-employee director will receive an annual cash retainer of $75,000 per year.
Cash Compensation for Committee Service
•The Chair of the Audit Committee will receive additional annual cash compensation of $25,000 per year.
•The Chair of the Compensation Committee will receive additional annual cash compensation of $15,000 per year.
•The Chair of the Nominating and Corporate Governance Committee will receive additional annual cash compensation of $10,000 per year.
Equity Awards
•On the date of each annual stockholder’s meeting, the Company will grant to each director 30,000 restricted stock units (an “RSU Award”). Each RSU Award will fully vest on the first anniversary of the grant date.
Stock Ownership Guidelines
•Non-employee directors are required to hold five times the annual cash retainer for non-employee directors. The Compensation Committee will perform regular reviews to confirm that all non-employee directors are in compliance or are showing sustained progress toward achievement of their ownership guidelines.

Exhibit 10.4
Voluntary Deferral of Restricted Stock Units
•Each restricted stock unit (“RSU”) represents the right to receive one share of the Company’s common stock upon vesting of such RSU. Receipt of the shares of the Company’s common stock issuable upon vesting of RSUs may be deferred at the director’s election; provided, that such deferral election is (i) in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury final regulations and guidance thereunder, and (ii) pursuant to such terms and conditions as the Board of Directors may determine in its discretion.
Amendments
The Compensation Committee or the Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.